                                                                  [FILED PURSUANT TO RULE 433]
TERM SHEET

RFMSI SERIES 2006-S1 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-S1

RESIDENTIAL FUNDING MORTGAGE SECURITIES, INC.
Depositor

RESIDENTIAL FUNDING CORPORATION
Sponsor and Master Servicer

US BANK NATIONAL ASSOCIATION
Trustee

GREENWICH CAPITAL MARKETS, INC.
Lead Underwriter

THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE
SECURITIES  AND EXCHANGE  COMMISSION,  OR SEC,  FOR THE  OFFERING TO WHICH THIS  COMMUNICATION
RELATES.  BEFORE  YOU  INVEST,  YOU  SHOULD  READ THE  BASE  PROSPECTUS  IN THAT  REGISTRATION
STATEMENT  AND  OTHER  DOCUMENTS  THE  DEPOSITOR  HAS  FILED  WITH THE SEC FOR  MORE  COMPLETE
INFORMATION  ABOUT THE DEPOSITOR AND THE  OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE
BY  VISITING  EDGAR ON THE SEC WEB SITE AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY
UNDERWRITER  OR ANY DEALER  PARTICIPATING  IN THE  OFFERING  WILL ARRANGE TO SEND YOU THE BASE
PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE (866) 803-9204.

THIS TERM SHEET IS NOT REQUIRED  TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED
TO  BE  INCLUDED  IN  THE   PROSPECTUS   AND  THE   PROSPECTUS   SUPPLEMENT  FOR  THE  OFFERED
CERTIFICATES.   THE  INFORMATION  IN  THIS  TERM  SHEET  IS  PRELIMINARY  AND  IS  SUBJECT  TO
COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM SHEET,  IF  CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO
PURCHASE  ANY OF THE  OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION  CONTAINED  IN ANY PRIOR
SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT AND ANY OTHER FREE WRITING  PROSPECTUS  RELATING
TO THOSE OFFERED CERTIFICATES.

This  term  sheet  and  the  related  term  sheet  supplement  is not an  offer  to  sell or a solicitation of an offer to buy these  securities in any state where such offer,  solicitation or sale is not permitted.

JANUARY 26, 2006

    IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF
 OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE PROSPECTUS WITH RESPECT
                                 TO THE OFFERED CERTIFICATES

We  provide  information  to you  about the  offered  certificates  in three or more  separate documents that provide progressively more detail:

        -      the related base  prospectus,  dated January 26, 2006,  which provides  general information, some of which may not apply to the offered certificates;

        -      the term sheet  supplement,  dated  January 10, 2006,  which  provides  general information  about series of certificates  issued pursuant to the depositor's S program, some of which may not apply to the offered certificates; and

        -      this term sheet,  which  describes  terms  applicable to the classes of offered certificates  described herein and provides a description of certain collateral stipulations regarding the mortgage loans and the parties to the transaction.

This term sheet provides a very general overview of certain terms of the offered certificates and does not
contain all of the information that you should consider in making your investment decision.
To understand all of the terms of a class of the offered certificates, you should read carefully this document,
the term sheet supplement, and the entire base prospectus.

The related base prospectus filed by the depositor has been filed in connection with prior series of
certificates issued under the S program, and may be found on, the SEC's website at www.sec.gov.

The registration statement to which this offering relates is Commission File Number
333-126745.

If the description of the offered certificates in this term sheet differs from the description of the senior
certificates in the related base prospectus or the term sheet supplement, you should rely on the
description in this term sheet. Defined terms used but not defined herein shall have the meaning ascribed
thereto in the term sheet supplement and the related base prospectus.

The offered certificates are reflected in the table below.

THE  INFORMATION  IN THIS  TERM  SHEET,  IF  CONVEYED  PRIOR TO THE  TIME OF YOUR  CONTRACTUAL
COMMITMENT TO PURCHASE ANY OF THE OFFERED  CERTIFICATES,  SUPERSEDES ANY INFORMATION CONTAINED
IN ANY PRIOR SIMILAR  MATERIALS  RELATING TO SUCH  CERTIFICATES.  THE INFORMATION IN THIS TERM
SHEET IS  PRELIMINARY,  AND IS  SUBJECT  TO  COMPLETION  OR  CHANGE.  THIS TERM SHEET IS BEING
DELIVERED  TO  YOU  SOLELY  TO  PROVIDE  YOU  WITH  INFORMATION  ABOUT  THE  OFFERING  OF  THE
CERTIFICATES  REFERRED  TO IN THIS  TERM  SHEET  AND TO  SOLICIT  AN  OFFER  TO  PURCHASE  THE
CERTIFICATES,  WHEN,  AS AND IF  ISSUED.  ANY SUCH OFFER TO  PURCHASE  MADE BY YOU WILL NOT BE
ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL  COMMITMENT  BY YOU TO PURCHASE  ANY OF THE
CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE  MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE
ISSUING  ENTITY IS NOT OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE
UNDERWRITER'S  OBLIGATION TO DELIVER SUCH  CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS
OF  THE  UNDERWRITING  AGREEMENT  WITH  THE  ISSUING  ENTITY  AND  THE  AVAILABILITY  OF  SUCH
CERTIFICATES  WHEN,  AS AND IF ISSUED BY THE ISSUING  ENTITY.  YOU ARE ADVISED  THAT THE TERMS
OF THE OFFERED  CERTIFICATES,  AND THE CHARACTERISTICS OF THE MORTGAGE LOAN POOL BACKING THEM,
MAY CHANGE (DUE,  AMONG OTHER THINGS,  TO THE  POSSIBILITY  THAT MORTGAGE  LOANS THAT COMPRISE
THE POOL MAY BECOME  DELINQUENT  OR  DEFAULTED  OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR
OR  DIFFERENT  MORTGAGE  LOANS  MAY BE ADDED TO THE  POOL,  AND  THAT ONE OR MORE  CLASSES  OF
CERTIFICATES  MAY BE  SPLIT,  COMBINED  OR  ELIMINATED),  AT ANY  TIME  PRIOR TO  ISSUANCE  OR
AVAILABILITY  OF A FINAL  PROSPECTUS.  YOU ARE  ADVISED  THAT  CERTIFICATES  MAY NOT BE ISSUED
THAT HAVE THE CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  THE UNDERWRITER'S  OBLIGATION TO
SELL SUCH  CERTIFICATES  TO YOU IS CONDITIONED ON THE MORTGAGE LOANS AND  CERTIFICATES  HAVING
THE  CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  IF FOR ANY REASON THE ISSUING ENTITY DOES
NOT DELIVER  SUCH  CERTIFICATES,  THE  UNDERWRITER  WILL  NOTIFY YOU,  AND NEITHER THE ISSUING
ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF
THE  CERTIFICATES  WHICH YOU HAVE  COMMITTED TO PURCHASE,  AND NONE OF THE ISSUING  ENTITY NOR
ANY  UNDERWRITER  WILL BE LIABLE FOR ANY COSTS OR DAMAGES  WHATSOEVER  ARISING FROM OR RELATED
TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE CERTIFICATES NOR ANY OF ITS AFFILIATES  PREPARED,  PROVIDED,
APPROVED OR VERIFIED ANY  STATISTICAL  OR NUMERICAL  INFORMATION  PRESENTED  HEREIN,  ALTHOUGH
THAT  INFORMATION  MAY BE BASED IN PART ON LOAN LEVEL DATA  PROVIDED BY THE ISSUING  ENTITY OR
ITS AFFILIATES.

RISK FACTORS

The offered  certificates are not suitable investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you understand the  prepayment, credit,  liquidity and market risks associated with that class.  The offered  certificates are complex  securities.  You  should  possess,  either  alone  or  together  with  an  investment advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet, the term sheet  supplement  and the related base  prospectus for the offered  certificates  in the  context  of your  financial  situation  and  tolerance  for risk.  You  should  carefully consider,  among other  things,  all of the  applicable  risk factors in  connection  with the purchase  of any class of the  offered  certificates  listed  in the  section  entitled  "Risk
Factors" in the term sheet supplement.

This is a Crossed Transaction as described in the term sheet supplement.

                                           SUMMARY

   The following summary provides a brief description of material aspects of this offering and does not contain all of the information that you should consider in making your investment decision.  To understand all of the terms of the offered certificates, you should read carefully this entire document and the accompanying prospectus.

Issuing entity......................    RFMSI Series 2006-S1 Trust.

Title of securities.................    Mortgage Pass-Through Certificates, Series 2006-S1.

Depositor...........................    Residential  Funding  Mortgage  Securities I, Inc., an
                                        affiliate  of  Residential  Funding  Corporation,   or
                                        Residential Funding.

Master servicer and sponsor.........    Residential Funding Corporation.

Subservicers........................    HomeComings  Financial  Network,  Inc., a wholly-owned
                                        subsidiary of Residential  Funding  Corporation,  will
                                        subservice  approximately 77.6% of the mortgage loans,
                                        by  stated  principal   balance,   and  GMAC  Mortgage
                                        Corporation,  a wholly-owned subsidiary of Residential
                                        Funding  Corporation,  will  subservice  approximately
                                        1.1%  of  the  mortgage  loans,  by  stated  principal
                                        balance.

Trustee.............................    U.S. Bank National Association.

Originators.........................    HomeComings  Financial  Network,  Inc., a wholly-owned
                                        subsidiary   of   Residential   Funding   Corporation,
                                        originated  approximately 40.1% of the mortgage loans,
                                        by  stated  principal   balance,   and  First  Savings
                                        Mortgage Corp.  originated  approximately 16.3% of the
                                        mortgage loans, by stated principal balance.

Mortgage pool.......................    948  fixed  rate  mortgage  loans  with  an  aggregate
                                        principal balance of approximately  $367,089,279 as of
                                        the  cut-off  date,  secured by first liens on one- to
                                        four-family residential  properties,  divided into two
                                        loan groups.

Cut-off date........................    January 1, 2006.

Closing date........................    On or about January 30, 2006.

Distribution dates..................    Beginning on February 27, 2006 and  thereafter  on the
                                        25th of each  month or, if the 25th is not a  business
                                        day, on the next business day.

Final scheduled distribution date...    January 25, 2036. The actual final  distribution  date
                                        could be  substantially  earlier.  See "Certain  Yield
                                        and  Prepayment  Considerations"  in  this  prospectus
                                        supplement.

Form of certificates................    Book-entry:   Class  A   Certificates   and   Class  M
                                        Certificates.

                                        Physical:  Class R Certificates.

                                        See "Description of the  Certificates--General" in this
                                        prospectus supplement.

Minimum denominations...............    Class I-A (other than the Class  I-A-9  Certificates),
                                        Class  II-A,  Class A-P and  Class  M-1  Certificates:
                                        $100,000.  Class I-A-9:  $1,000,000  notional  amount.
                                        Class M-2  Certificates  and  Class M-3  Certificates:
                                        $250,000.    Class   A-V   Certificates:    $2,000,000
                                        notional   amount.    Class   R   Certificates:    20%
                                        percentage interests.

Legal investment....................    When  issued,  the  Class  A,  Class R and  Class  M-1
                                        Certificates  will, and the Class M-2 Certificates and
                                        Class M-3 Certificates  will not, be "mortgage related
                                        securities"  for  purposes of the  Secondary  Mortgage
                                        Market Enhancement Act of 1984, as amended, or SMMEA.

                                        See "Legal  Investment" in this prospectus  supplement
                                        and "Legal  Investment  Matters"  in the  accompanying
                                        prospectus.

ERISA considerations................    Subject  to  the  considerations   described  in  this
                                        prospectus  supplement,  the Class A Certificates  and
                                        Class M  Certificates  are  expected to be  considered
                                        eligible for purchase by persons  investing  assets of
                                        employee   benefit  plans  or  individual   retirement
                                        accounts.  Sales of the Class R  Certificates  to such
                                        plans or retirement  accounts are  prohibited,  except
                                        as  permitted  under  "ERISA  Considerations"  in this
                                        prospectus supplement.

                                        See   "ERISA   Considerations"   in  this   prospectus
                                        supplement and in the accompanying prospectus.

                                            OFFERED CERTIFICATES
-------------------------------------------------------------------------------------------------------------
 CLASS        PASS-THROUGH            INITIAL           INITIAL                   DESIGNATIONS
                                                        RATING
                                                       (MOODY'S/
                                    CERTIFICATE       STANDARD &
                  RATE           PRINCIPAL BALANCE      POOR'S)
-------------------------------- ------------------ ---------------- ----------------------------------------
CLASS A CERTIFICATES:
-------------------------------- ------------------ ---------------- ----------------------------------------
I-A-1        Adjustable Rate         $91,448,000        Aaa/AAA               Senior/TAC/Accretion
                                                                        Directed/Floater/Adjustable Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
I-A-2        Adjustable Rate         $11,928,000                      Senior/TAC/Accretion Directed/Inverse
                                                        Aaa/AAA              Floater/Adjustable Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
I-A-3             5.75%              $23,645,000        Aaa/AAA          Super Senior/Lockout/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
I-A-4             5.75%               $2,627,000        Aaa/AAA         Senior Support/Lockout/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
I-A-5             5.25%             $101,177,000        Aaa/AAA      Senior/PAC/Accretion Directed/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
I-A-6             5.75%              $11,725,000        Aaa/AAA      Senior/PAC/Accretion Directed/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
I-A-7             5.75%               $5,040,000                        Senior/Companion/Accrual/Accretion
                                                        Aaa/AAA                 Directed/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
I-A-8             5.75%               $3,035,000        Aaa/AAA             Senior/Accrual/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
I-A-9             5.75%                 NOTIONAL        Aaa/AAA        Senior/Interest Only/PAC/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
II-A              5.75%             $100,219,000        Aaa/AAA                  Senior/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
A-P               0.00%               $2,294,732        Aaa/AAA               Senior/Principal Only
--------- ---------------------- ------------------ ---------------- ----------------------------------------
A-V           Variable Rate             NOTIONAL        Aaa/AAA        Senior/Interest Only/Variable Rate
-------------------------------- ------------------ ---------------- ----------------------------------------
Total Class A Certificates:        $353,138,732
-------------------------------- ------------------ ---------------- ----------------------------------------

-------------------------------- ------------------ ---------------- ----------------------------------------
CLASS R CERTIFICATES:
--------- ---------------------- ------------------ ---------------- ----------------------------------------
R-I           5.75%                         $100        Aaa/AAA            Senior/Residual/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
R-II           5.75%                        $100        Aaa/AAA            Senior/Residual/Fixed Rate
-------------------------------- ------------------ ---------------- ----------------------------------------
Total senior certificates:          $353,138,932
-------------------------------- ------------------ ---------------- ----------------------------------------
Total offered certificates:          $353,138,932
-------------------------------- ----------------------------------- ----------------------------------------

-------------------------------- ----------------------------------- ----------------------------------------
                                    NON-OFFERED CERTIFICATES(1)
-------------------------------- ----------------------------------- ----------------------------------------
CLASS M CERTIFICATES:
-------------------------------- ------------------ ---------------- ----------------------------------------
M-1            5.75%                  $6,240,600         NA/AA                Mezzanine/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
M-2            5.75%                  $2,936,800         NA/A                 Mezzanine/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
M-3            5.75%                  $1,468,400        NA/BBB                Mezzanine/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
Total Class M Certificates:          $10,645,800
-------------------------------- ------------------ ---------------- ----------------------------------------

-------------------------------- ------------------ ---------------- ----------------------------------------
CLASS B CERTIFICATES:
-------------------------------- ------------------ ---------------- ----------------------------------------
B-1            5.75%               $1,468,400            NA/BB               Subordinate/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
B-2            5.75%               $1,101,300            NA/B                Subordinate/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
B-3            5.75%                 $734,847            NA/NA               Subordinate/Fixed Rate
--------- ---------------------- ------------------ ---------------- ----------------------------------------
Total Class B Certificates:           $3,304,547
-------------------------------- ------------------ ---------------- ----------------------------------------
-------------------------------- ------------------ ---------------- ----------------------------------------
Total offered and
non-offered certificates:           $367,089,279
-------------------------------- ------------------ ---------------- ----------------------------------------

 (1)    The information presented for non-offered certificates is provided solely to assist your understanding of the offered certificates.

FLOATER FORMULAS:

CLASS I-A-1 AND CLASS I-A-2 CERTIFICATES:

      ADJUSTABLE              INITIAL                 FORMULA                  MAXIMUM             MINIMUM
        RATES:

      Class I-A-1:             5.34%               0.90% + LIBOR                6.500%              0.90%

      Class I-A-2:           8.893333%              42.933333% -              42.933333%            0.00%
                                                  (7.666666 x LIBOR)
--------------------- ------------------ ----------------------------- ------------------- ------------------

CLASS A-V CERTIFICATES:

Variable  Rate:  The interest rate payable with respect to the Class A-V  Certificates  varies according to the weighted  average of the excess of the mortgage rate on each  mortgage  loan, net of the applicable  master  servicing fee rate and  subservicing  fee rate,  over 5.75%. On each  monthly  distribution  date,  holders  of Class A-V  Certificates  will be  entitled  to receive  interest at a rate equal to the current  weighted  average of the  mortgage  rates on the mortgage loans minus the applicable  servicing fee rate,  subservicing fee rate and 5.75%, provided that the interest rate will not be less than zero.

The Class A-V  Certificates do not have a certificate  principal  balance.  For the purpose of calculating  interest  payments,  interest  will  accrue  on a  notional  amount  equal to the aggregate  stated  principal  balance  of the  mortgage  loans,  which is  initially  equal to approximately $367,089,279.

The stated  principal  balance of any mortgage  loan as of any date is equal to its  scheduled principal  balance as of the cut-off  date,  reduced by all principal  payments  received with respect  to such loan that have been  previously  distributed  to  certificateholders  and any
losses  realized  with  respect  to  such  loan  that  have  been   previously   allocated  to
certificateholders.  In addition,  if a mortgage loan has been  modified the stated  principal balance  would be  increased  by the  amount of any  interest  or other  amounts  owing on the mortgage loan that has been capitalized in connection with such modification.

CLASS I-A-9 CERTIFICATES:

The Class I-A-9  Certificates  do not have a certificate  principal  balance.  For the purpose of  calculating  interest  payments,  interest  will  accrue  on a  notional  amount  equal to approximately  2/23rds of the certificate  principal balance of the Class I-A-5  Certificates.
Initially, this notional amount is equal to $8,798,000.

PAY RULES:

GROUP1

ACCRUALS

Pay the 1A7 accrual to 1A1 and 1A2 pro rata to schedule (155 PSA), then to 1A7.

SENIOR PAY RULES

1.  Pay 1A3 and 1A4 pro rata the lockout amount of the senior principal amount.

2.  Pay the remaining senior principal amount plus the 1A8 accrual:

Pay PACs to schedule (125-400 PSA):

1)  Pay 1A5 until retired.
                                                                       a)

2)  Pay 1A6 until retired.

Pay 1A1 and 1A2 pro rata to schedule (155 PSA).

Pay 1A7 until retired.
                                                                       b)

Pay 1A1 and 1A2 pro rata until retired.
                                                                       c)

Pay 1A5 until retired.
                                                                       d)

Pay 1A6 until retired.
                                                                       e)

Pay 1A8 until retired.
                                                                       f)
3.  Pay 1A3 and 1A4 pro rata without regard to the senior principal amount until retired.
                                                                       g)

GROUP2

SENIOR PAY RULES

1.  Pay R-1 and R-2 pro rata until retired.

2.  Pay 2A1 until retired.

CREDIT ENHANCEMENT

ALLOCATION OF LOSSES.  Except with regard to the exceptions listed below, losses on the mortgage loans will be allocated in full to the first class listed below with a certificate principal balance greater than zero:

o       Class B-3

o       Class B-2

o       Class B-1

o       Class M-3

o       Class M-2

o       Class M-1

When this occurs, the certificate principal balance of the class to which the loss is allocated is reduced, without a corresponding payment of principal.

If the aggregate certificate principal balance of the Class M Certificates and Class B
Certificates has been reduced to zero, losses on the mortgage loans in a loan group will be allocated proportionately among the related senior certificates, subject to the exceptions described below.

Not all losses will be allocated in the priority described above.  Losses due to natural disasters such as floods and earthquakes, fraud in the origination of the mortgage loan, or some losses related to the bankruptcy of a mortgagor will be allocated as described above only up to specified amounts.  Losses of these types in excess of the specified amounts and losses due to other extraordinary events will be allocated among all outstanding classes of certificates related to that loan group, pro rata, in proportion to their remaining certificate principal balances or accrued certificate interest related to that loan group except as described below for the Class A-P Certificates.  Therefore, the Class M
Certificates and Class B Certificates do not act as credit enhancement for the senior certificates for these types of losses.

In addition, losses otherwise allocable to the Class I-A-3 Certificates will be allocated to the Class I-A-4 Certificates as long as the Class I-A-4 Certificates remain outstanding.

Special loss allocation for Class A-P Certificates.  Whenever losses are allocated to the senior certificates, the Class A-P Certificates will share in the loss only if the related mortgage loan had a net mortgage rate less than 5.75%.  In that case, the Class A-P
Certificates will bear a share of the loss equal to their percentage interest in the principal of that mortgage loan.